Exhibit 10.1

AWARD TERMS OF
PERFORMANCE-BASED RESTRICTED STOCK UNITS

GRANTED UNDER THE
AVALONBAY COMMUNITIES, INC.
2009 STOCK OPTION AND INCENTIVE PLAN

(As approved by the Board of Directors and its Compensation Committee in February 2013 and as Amended in February 2015 as set forth in Addendum A hereto)

Introduction
You have been granted performance-based restricted stock units under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan (as the same has or may be amended, the “Plan”), subject to the following Award Terms. This grant is also subject to the terms of (i) your Personal Performance Award Agreement Exhibit (“Personal Exhibit”), as further explained herein, (ii) the attached form of Restricted Stock Award Agreement, (iii) the attached forms of Employee Stock Option Agreements, and (iv) the Plan, which is hereby incorporated by reference. To the extent that an Award Term conflicts with the Plan, the Plan shall govern.

Type of Award
You are being awarded performance-based restricted stock units (the “Units”). Units are bookkeeping entries only, and you shall have no rights as a stockholder of the Company, and no dividend and voting rights, with respect to the Units, nor shall a notional amount be reinvested in respect of “phantom dividends” for the purpose of crediting your account with additional Units.

Certain Principal

Terms
Your Personal Exhibit sets forth certain principal terms about the Units awarded for the applicable Performance Period, such as the performance metrics which will apply to determine the final number of Units earned. The terms included in your Personal Exhibit include the following:

•	Date of Grant

•	Number of Target Units Awarded

•	Performance Period

•	Total Shareholder Return Performance Metrics

•	Summary Terms of Restricted Stock

•	Summary Terms of Employee Stock Options

No Transfers	You may not sell, gift, or otherwise transfer or dispose of any of the Units.

Performance Metrics
If you remain an active employee of AvalonBay from the Date of Grant through the last day of the Performance Period, then the number of Units you will earn at the end of the Performance Period will be based upon the performance of the Company’s Total Shareholder Return over the Performance Period as described in your Personal Exhibit.

The Company’s Total Shareholder Return represents the change in the value of an investment in one share of AvalonBay common stock over the Performance Period, expressed as a percentage, assuming the following:

Beginning Stock Price: average closing price of a share of AvalonBay common stock over the 20 trading days immediately prior to the first day of the Performance Period.

Ending Stock Price: average closing price of a share of AvalonBay common stock over the last 20 trading days of the Performance Period.

Dividends reinvested in additional shares of AvalonBay common stock on the ex dividend date for such dividend at the closing price of a share of AvalonBay common stock.

If the Company’s Total Shareholder Return is measured on a relative basis against an index, the Total Shareholder Return of the index will be measured by using a 20 trading day average of the beginning and ending price or level of the index.

The Compensation Committee of the Board of Directors (the “Compensation Committee”), as promptly as practicable (but in no event later than 60 days) following the conclusion of the Performance Period, shall determine (i) the performance of the Company’s Total Shareholder Return over the Performance Period as compared against the Performance Metrics established for the period, and (ii) the actual number of Units that are earned by you, which shall be a percentage (from zero to 200%) of the Target Units you are awarded at the beginning of the Performance Period. You shall forfeit any portion of this Award that is not earned upon the conclusion of the Performance Period (i.e., any Target Units you are awarded that are in excess of the number of Units earned at the end of the Performance Period, as determined by the Compensation Committee, shall be forfeited).

Forfeiture for
Termination of

Employment
In the event your employment terminates for any reason during the Performance Period, whether with or without cause, or by reason of death or disability or your voluntary departure or retirement, you shall forfeit all Units and none of the Units shall be earned.

Leaves of

Absence
In the event that you take a leave of absence during the Performance Period, then, unless prohibited by law, the Company may adjust, in its sole discretion and up to a full forfeiture, the percentage of Units that are earned hereunder to equitably reflect such absence. Without limiting the foregoing, it is noted that such adjustment may be made by prorating the number of Units that would otherwise be earned without a leave of absence by the portion of the year worked without a leave of absence during the last year of the Performance Period (e.g., if nine months are worked during the last year of the Performance Period, there may be a 25% downward adjustment in the percentage of Units that are earned).

Sale Event	If a Sale Event occurs during the Performance Period, then

(i) if more than 12 months remain in the Performance Period, Units with respect to such Performance Period shall be forfeited unless the successor makes other arrangements for the continuation of the Units, and

(ii) if less than 12 months remains in the Performance Period, then (x) such Performance Period shall be deemed complete on the date of completion of the Sale Event, (y) achievement against the Performance Metrics for such shortened Performance Period shall be determined in good faith by the Compensation Committee (without any proration on account of the shortened period), and (z) a holder of such Units shall receive vested shares of common stock for any Units so earned.

Issuance of Restricted
Stock and Options
Following the

Performance Period
Following the end of the Performance Period, as of the date of the Compensation Committee’s final determination (the “Determination Date”) of (i) the Company’s Total Shareholder Return for the Performance Period and how it compared to the Performance Metrics and (ii) the number of Units earned by you, the earned portion of this Award shall be settled with the issuance to you of Restricted Shares of AvalonBay Common Stock and (if you so elected) an award of Employee Stock Options as described below:

In settlement of the Units that you may earn at the completion of the Performance Period, you shall receive either

(a) one share of Restricted Stock for each Unit earned, subject to the vesting and other terms summarized in your Personal Performance Award Agreement Exhibit and in the form of Restricted Stock Agreement attached hereto as Exhibit A, provided, however that if before the end of the Performance Period you make an Option Election as defined below, then you shall receive instead

(b) 0.75 share of Restricted Stock for each Unit earned, on the terms described in the preceding clause (a), plus the Option Number of employee stock options, subject to the vesting and other terms summarized in your Personal Performance Award Agreement Exhibit and in the form of Non-Qualified Employee Stock Option or Incentive Stock Option attached hereto as Exhibit B-1 or Exhibit B-2.

An Option Election means an irrevocable election, made before the end of the Performance Period and by such time, on such form and with such delivery as the Company may provide, pursuant to which you elect to receive employee stock options in lieu of 25% of the shares of Restricted Stock you would otherwise receive in settlement of your earned Units.

The Option Number means a number of employee stock options to be delivered to you determined as follows: [(the closing price of a share of AvalonBay common stock on the Determination Date) x (25% of the Units earned)] divided by the value of an employee stock option as of the last day of the Performance Period as determined by the Company consistent with past practice. Any employee stock options so issued shall have an exercise price equal to the closing price of AvalonBay common stock on the Determination Date.

Notices
Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to you shall be addressed to you at your address as set forth in the Company’s records. Either party may hereafter designate a different address for notices to be given to it or him or her.

Titles
Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan or as the context otherwise reasonably indicates.

Amendment	This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

Governing Law
The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

Data Privacy Consent
In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, you (i) authorize the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waive any privacy rights you may have with respect to the Relevant Information; (iii) authorize the Relevant Companies to store and transmit such information in electronic form; and (iv) authorize the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. You shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. By electronically accepting the Award Agreement and participating in the Plan, you agree to be bound by the terms and conditions in the Plan and this Award Agreement.

Non-Solicitation
By accepting an award of Units, you agree that, for a period of at least 12 months following your termination of employment with the Company for any reason, you will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any other person, firm or entity any employee of the Company or any of its affiliates or any other person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or such affiliates.

Recoupment Policy
The Company’s Board of Directors has adopted a Policy for Recoupment of Incentive Compensation (the “Recoupment Policy”), which may be amended from time to time and is available on the Company’s website at www.AvalonBay.com/investors under “Corporate Governance Documents”. By accepting an award of Units, you agree that you have had an opportunity to review the Recoupment Policy and further agree to be bound by the terms of the Recoupment Policy, including without limitation all provisions relating to the recoupment of Incentive Compensation as defined in the Recoupment Policy.

Counterparts	This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Addendum A - February 26, 2015 Amendment to Award Terms

On February 26, 2015, the Compensation Committee of the Board, pursuant to authority delegated to it by the Board of Directors, adopted the following resolution and amendment to the Award Terms for Performance Plan Awards.

Resolved:
To amend the “Award Terms of Performance-Based Restricted Stock Units Granted under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan,” as adopted and approved by the Compensation Committee and the Board of Directors in February 2013, so that the following terms are modified as indicated with respect to awards whose Performance Period begins on or after January 1, 2015 only (additions are bold and underscored; deletions are struck through):

Performance Metrics
If you remain an active employee of AvalonBay from the Date of Grant through the last day of the Performance Period, then the number of Units you will earn at the end of the Performance Period will be based upon the performance of (i) the Company’s Total Shareholder Return, and (ii) the Company’s performance as measured against certain metrics of operating performance, in each case over the Performance Period and as described in your Personal Exhibit.

Forfeiture for Termination of Employment During First Year of Measurement Period; Vesting Provisions After First Year
In the event your employment terminates for any reason ~~during the~~ before the completion of the first year of a Performance Period (i.e., for a Performance Period beginning on January 1, 20xx, if your employment terminates on or before December 31, 20xx), whether with or without cause, or by reason of death or disability or your voluntary departure or retirement, you shall forfeit all Units and none of the Units shall be earned.

In the event your employment terminates after the completion of the first year of employment (i.e, on or after January 1, 20(xx+1) for a Performance Period beginning on January 1, 20xx), then the following shall apply:

A) In the event your employment terminates on account of any of the following (each, a “Qualifying Termination”):
-death,
-Disability (as defined in the form of Restricted Stock Agreement that is an exhibit to these Award Terms),
           -Retirement (as defined in the form of Restricted Stock
           Agreement that is an exhibit to these Award Terms), or
           -termination without cause at a time when the age and
           service requirements for Retirement are met,

then you shall vest in a percentage of the Performance Award (carried out to the nearest hundredth percentage point), such percentage (the “Percentage”) equaling the number of days of employment served during the Performance Period divided by the total number of days in the Performance Period. Thereafter, when the Performance Period ends, you shall earn the Percentage of Units that otherwise would have been earned by you had your employment continued through to the end of the Performance Period, and all the shares issued to you at the completion of the Performance Period on account of such pro rated number of earned Units shall be fully vested.

In the event a Sale Event occurs after you acquire a vested interest in your Performance Award on account of a Qualifying Termination, then the provisions under Sale Event shall apply.

To meet the age and service requirements of Retirement eligibility you must meet the minimum age and the required months of service required for Retirement, and your age plus number of months of service must sum to at least the required number of years required for Retirement.

B) In the event your employment terminates on account of any reason other than those listed in (A) immediately above (and thus including a termination with cause, a termination without cause at a time when you do not meet the age and service requirements for Retirement, or a resignation by you that is not by reason of Retirement), then you shall forfeit all Units and none of the Units shall be earned.

Sale Event
If a Sale Event occurs during the Performance Period, then

(i) if more than 12 months remain in the Performance Period, Units with respect to such Performance Period shall be forfeited unless the successor makes other arrangements for the continuation of the Units, and

(ii) if less than 12 months remains in the Performance Period, then (x) such Performance Period shall be deemed complete on the date of completion of the Sale Event, (y) achievement against the Performance Metrics for such shortened Performance Period shall be determined in good faith by the Compensation Committee ~~(without any proration on account of the shortened period),~~ and (z) a holder of such Units shall receive vested shares of common stock for any Units so earned (without any proration on account of the shortened period),

In the event that you acquired a vested interest in a Performance Award on account of a Qualifying Termination, and thereafter a Sale Event is completed, then your vested Performance Awards that are outstanding at the time of the Sale Event will be treated the same as other outstanding Performance Awards on account of the Sale Event. For example, (i) if there is less than 12 months remaining in the Performance Period of a vested award at the time of completion of the Sale Event, then you will receive the full number of any Units earned on account of achievement measured against the Performance Metrics through the date of completion of the Sale Event and (ii) if there are more than 12 months remaining in the Performance Period of a vested award at the time of completion of the Sale Event, then the Units with respect to such award shall be forfeited unless the successor makes other arrangements.

In the case of a Sale Event in which the shareholders of the Company receive consideration in exchange for all of their AvalonBay common stock, the Ending Stock Price for AvalonBay common stock used in the calculation of the Company’s Total Shareholder Return shall be the value of the cash or equity (valued as of the date of completion of the Sale Event) actually received by shareholders of AvalonBay for each share of AvalonBay common stock.

Issuance of Restricted Stock and Options Following the Performance Period
(modify the following sentences as indicated):

An Option Election means an irrevocable election, made before the end of the Performance Period and by such time, on such form and with such delivery as the Company may provide, pursuant to which you elect to receive employee stock options in lieu of 25% of the shares of Restricted Stock you would otherwise receive in settlement of your earned Units. An Option Election may be conditioned on the closing price of AvalonBay common stock on the NYSE on the award date not exceeding a specified price level.

The Option Number means a number of employee stock options to be delivered to you determined as follows: [(the closing price of a share of AvalonBay common stock on the Determination Date) x (25% of the Units earned)] divided by the value of an employee stock option as of the ~~last day of the Performance Period~~ Determination Date as determined by the Company consistent with past practice. Any employee stock options so issued shall have an exercise price equal to the closing price of AvalonBay common stock on the Determination Date.